N  E  W  S      R  E  L  E  A  S  E

Contact:   Robert C. Weiner
                  Vice President, Investor Relations
                   904-332-3287

PSS WORLD MEDICAL ANNOUNCES UNDERWRITERS’ EXERCISE
OF OPTION TO PURCHASE ADDITIONAL $25 MILLION
OF CONVERTIBLE SENIOR NOTES

Note Offering Totals $150 Million in Aggregate Principal Amount;
Priced At 2.25% Coupon And 45% Conversion Premium

COMPANY REPURCHASED APPROXIMATELY $35 MILLION OF ITS COMMON STOCK

Jacksonville, Florida (March 5, 2004) – PSS World Medical, Inc. (NASDAQ/NM:PSSI) announced today that the underwriters of the Company’s recent offering of $125 million convertible senior notes have exercised in full their option to purchase up to an additional $25 million in aggregate principal amount of the notes. The additional purchases of the private offering of $25 million in aggregate principal amount of the 2.25% convertible senior notes due 2024 were made by qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The total offering of $150 million in aggregate principal amount of notes will be convertible into common stock of PSS World Medical, Inc. upon the occurrence of certain specified events, at an initial conversion price of approximately $17.10 per share, subject to adjustment in certain circumstances. The closing of the initial $125 million offering and the additional purchases of $25 million of the notes made pursuant to the option exercise are expected to occur on or around March 8, 2004.

        PSS World Medical, Inc. used approximately $35 million of the net proceeds from the note offering to repurchase approximately 3 million shares of its common stock at a purchase price of approximately $11.79 per share. These common stock repurchases are expected to close simultaneously with the closing of the notes offering on or around March 8, 2004. The Company will apply these repurchased shares against the remaining shares available for purchase under the Company’s stock repurchase program approved on December 17, 2002, satisfying its stock repurchase program.

        The Company also intends to use approximately $90 million of the proceeds from the total $150 million offering to reduce indebtedness currently outstanding under its revolving credit facility and the remaining proceeds for general corporate purposes. The Company’s $200 million revolving credit facility, which currently is set to expire in March 2006, is expected to be reduced to approximately $35 million of outstanding indebtedness following the completion of the notes offering.

        The offering was made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes and the common stock that may be issued upon conversion of the notes have been applied for registration under the Securities Act, and state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

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        All statements in this release that are not historical facts, including, but not limited to, statements regarding the offering and issuance of convertible debt securities and the expected use of proceeds from such offering and issuance, are based upon current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: the availability of sufficient capital to finance the Company’s business plans on terms satisfactory to the Company; competitive factors; the ability of the Company to adequately defend or reach a settlement of outstanding litigations and investigations involving the Company or its management; changes in labor, equipment and capital costs; changes in regulations affecting the Company’s business, such as the Medicare cliffs, changes in malpractice insurance rates and tort reform; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Many of these factors are outside the control of the Company. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.

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